                                                  Filed Pursuant to Rule 424(b)2
                                                  File No. 33-77812

PROSPECTUS SUPPLEMENT
(To Prospectus dated April 21, 1994)

                                  $50,000,000

                         Northern Illinois Gas Company

            FIRST MORTGAGE BONDS, 7.26% SERIES DUE OCTOBER 15, 2025

                               ----------------
                   Interest Payable April 15 and October 15
                               ----------------

   THE NEW BONDS  MAY NOT BE REDEEMED  BY THE COMPANY PRIOR  TO OCTOBER 15,
       2000. ON  AND AFTER  OCTOBER  15, 2000,  THE  NEW BONDS  WILL BE
          REDEEMABLE, AT  THE COMPANY'S OPTION, ON NOT  LESS THAN 30
              NOR MORE THAN  45 DAYS  NOTICE, AS A  WHOLE AT ANY
                 TIME, OR  IN PART FROM TIME TO  TIME, AT THE
                     REDEMPTION PRICES  SET FORTH HEREIN,
                        PLUS   ACCRUED    AND   UNPAID
                        INTEREST  TO   THE  REDEMPTION
                        DATE.

                               ----------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES  AND EXCHANGE COMMISSION  OR ANY STATE  SECURITIES COMMISSION
    PASSED UPON THE ACCURACY  OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR
      THE PROSPECTUS. ANY  REPRESENTATION TO THE  CONTRARY IS A  CRIMINAL
       OFFENSE.

                               ----------------

                      PRICE 99.515% AND ACCRUED INTEREST

                               ----------------

                                                     UNDERWRITING
                                         PRICE TO   DISCOUNTS AND   PROCEEDS TO
                                         PUBLIC(1)  COMMISSIONS(2) COMPANY(1)(3)
                                        ----------- -------------- -------------
Per Bond...............................   99.515%       .444%         99.071%
Total.................................. $49,757,500    $222,000     $49,535,500

--------
  (1) Plus accrued interest from October 15, 1995.
  (2) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
  (3) Before deducting expenses payable by the Company estimated at $180,000.

                               ----------------

  The New Bonds are offered, subject to prior sale, when, as and if issued by the Company and accepted by the Underwriters and subject to approval of certain legal matters by Wildman, Harrold, Allen & Dixon, counsel for the Underwriters. It is expected that delivery of the New Bonds will be made on or about October 20, 1995, at the offices of Morgan Stanley & Co. Incorporated, New York, N.Y., against payment therefor in immediately available funds.

                               ----------------

MORGAN STANLEY & CO.
      Incorporated
     ABN AMRO SECURITIES (USA) INC.

                 BEAR, STEARNS & CO. INC.

                         CITICORP SECURITIES, INC.

                                  FIRST CHICAGO CAPITAL MARKETS, INC.

                                          LEHMAN BROTHERS

October 13, 1995

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                USE OF PROCEEDS

  The net proceeds from the sale of the New Bonds will be used to replenish corporate funds used for the July 1995 maturity of $50,000,000 principal amount of unsecured notes bearing an interest rate of 5.5% per annum.

                            DESCRIPTION OF NEW BONDS

  GENERAL. Interest at the annual rate set forth on the cover page of this Prospectus Supplement will accrue from October 15, 1995, and is to be payable semiannually on April 15 and October 15, beginning April 15, 1996, to the person in whose name the New Bond is registered on the April 1 or October 1 (whether or not a business day) next preceding such interest payment date. The New Bonds will be limited to $50,000,000 aggregate principal amount, will be issued in fully registered form only, in denominations of $1,000 and integral multiples thereof, and will mature October 15, 2025.

  New Bonds of any denomination will be exchangeable for a like aggregate principal amount of New Bonds of different authorized denominations upon surrender of such New Bonds, with the request for such exchange, at Bank of America Illinois, Corporate Trust Department, 231 South LaSalle Street, Chicago, Illinois, or at Bank of America Illinois, c/o Mellon Securities Transfer Services, 120 Broadway, New York, New York. Principal and interest will be payable at the offices identified in the preceding sentence, except that any installment of interest on the New Bonds may, at the Company's option, be paid by mailing checks for such interest payable to or upon the written order of the person entitled thereto to the address of such person as it appears on the registration books.

  Reference is made to the Prospectus for a description of the general terms of the New Bonds which the particular description herein supplements.

  REDEMPTION. The New Bonds may not be called for redemption by the Company prior to October 15, 2000. On October 15, 2000 and thereafter until maturity on October 15, 2025, the New Bonds may be redeemed at the Company's option, on not less than 30 nor more than 45 days notice, as a whole at any time, or in part from time to time, at the following redemption prices (expressed as percentages of principal amount) plus accrued and unpaid interest to the date fixed for redemption.

  If redeemed during the twelve month period beginning October 15:

                        REDEMPTION
YEAR                      PRICE
----                    ----------
2000...................   105.09%
2001...................   104.75
2002...................   104.41
2003...................   104.07
2004...................   103.73
2005...................   103.39
2006...................   103.05

                        REDEMPTION
YEAR                      PRICE
----                    ----------
2007...................   102.71%
2008...................   102.38
2009...................   102.04
2010...................   101.70
2011...................   101.36
2012...................   101.02
2013...................   100.68
2014...................   100.34

and thereafter at 100% of the principal amount thereof.

  SINKING FUND. No sinking fund is provided for the New Bonds.

                                  UNDERWRITING

  The underwriters named below (the "Underwriters") have severally agreed to purchase from the Company, and the Company has agreed to sell to them severally, the respective principal amounts of New Bonds indicated below. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the New Bonds if any are purchased.

                                                                     PRINCIPAL
          NAME                                                        AMOUNT
          ----                                                      -----------
      Morgan Stanley & Co. Incorporated............................ $ 8,500,000
      ABN AMRO Securities (USA) Inc................................   8,300,000
      Bear, Stearns & Co. Inc......................................   8,300,000
      Citicorp Securities, Inc.....................................   8,300,000
      First Chicago Capital Markets, Inc...........................   8,300,000
      Lehman Brothers Inc..........................................   8,300,000
                                                                    -----------
          Total.................................................... $50,000,000
                                                                    ===========

  The Company has been advised by the several Underwriters as follows:

  The several Underwriters propose to offer part of the New Bonds directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement and part to dealers at a price which represents a concession of .40% of the principal amount under the public offering price, and any Underwriter may offer the New Bonds to certain brokers or dealers who are either a parent or subsidiary of such Underwriter at not less than such price to dealers. The Underwriters may allow and such dealers may reallow a concession, not in excess of .25% of the principal amount, to certain other dealers. After the initial public offering, the public offering price and concessions may be changed.

  There is presently no trading market for the New Bonds and there is no assurance that a market will develop. Although they are under no obligation to do so, the Underwriters presently intend to act as market makers for the New Bonds in the secondary trading market but may discontinue market making at any time without notice.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933, as amended.

                         NORTHERN ILLINOIS GAS COMPANY
                       $275,000,000 FIRST MORTGAGE BONDS

                               ----------------

  Northern Illinois Gas Company ("Northern Illinois Gas" or the "Company") may offer and sell, in one or more series, up to $275,000,000 aggregate principal amount of First Mortgage Bonds (the "New Bonds") on terms determined at the time or times of sale. The specific aggregate principal amount of any series of New Bonds, public offering and purchase price, maturity, rate of interest, time of payment of interest, any redemption terms or other specific terms, and information concerning distribution (including the names of any underwriters, dealers or agents, their compensation and the resulting net proceeds to the Company) of the New Bonds in respect of which this Prospectus is being delivered will be set forth in a Prospectus Supplement. No sinking fund is to be provided for the New Bonds.

  The New Bonds will be sold directly by the Company or to underwriters or dealers or through agents named herein (or designated from time to time) or to a group of underwriters or dealers which may be represented by any one or more of such firms. (See "Plan of Distribution.")

                               ----------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES COMMIS-
     SION PASSED UPON THE ACCURACY  OR ADEQUACY OF THIS PROSPECTUS. ANY
      REPRESENTATION   TO  THE   CONTRARY  IS   A  CRIMINAL   OFFENSE.

                               ----------------

                 THE DATE OF THIS PROSPECTUS IS APRIL 21, 1994

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission").

  Such reports and other information may be inspected and copied at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C.; 500 West Madison Street, Chicago, Illinois; and Seven World Trade Center, New York, New York, and copies of such material may be obtained from the Public Reference Section of the Commission in Washington, D.C. 20549 at prescribed rates.

                           INCORPORATION BY REFERENCE

  The Annual Report on Form 10-K for the year ended December 31, 1993, which has been filed by the Company with the Commission pursuant to the Exchange Act, is incorporated by reference in this Prospectus and shall be deemed to be a part hereof.

  All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing such documents.

  The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any and all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in the information that the Prospectus incorporates. Written requests should be directed to Donald
W. Lohrentz, Vice President, Northern Illinois Gas Company, P.O. Box 190, Aurora, Illinois 60507-0190. The Company's telephone number is 708/983-8888.

                                    EXPERTS

  The consolidated financial statements and schedules included in the Annual Report on Form 10-K for the year ended December 31, 1993, incorporated by reference in this Registration Statement, have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                              SUMMARY INFORMATION

  The following material, which is presented herein solely to furnish limited information regarding the Company and the offering, has been selected from the detailed information and financial statements appearing in the documents incorporated herein by reference or elsewhere in this Prospectus and is qualified in its entirety by reference thereto.

                                  THE OFFERING

Securities Offered.................  $275,000,000 principal amount of First Mortgage
                                     Bonds.
Use of Proceeds....................  Refinancing of First Mortgage Bonds, construction programs, and general corporate purposes.

                       CONSOLIDATED FINANCIAL INFORMATION
                             (DOLLARS IN MILLIONS)

                                                         YEAR ENDED DECEMBER
                                                                  31
                                                         ----------------------
                                                          1993    1992    1991
                                                         ------  ------  ------
Statement of Income Data:(a)
 Operating Revenues..................................... $1,533  $1,425  $1,338
 Net Income.............................................     95      91      91
 Ratio of Earnings to Fixed Charges(b)..................   4.61x   4.36x   4.38x

                                                                   DECEMBER 31,
                                                                       1993
                                                                   ------------
Capitalization:
 Long-Term Debt................................................... $  447  39.5%
 Preferred Stock--
  Redeemable(c)...................................................     10    .9
  Nonredeemable...................................................      1    .1
 Common Equity....................................................    671  59.5
                                                                   ------ -----
    Total......................................................... $1,129 100.0%
                                                                   ====== =====

--------
(a) The Company is a wholly owned subsidiary of NICOR Inc. Earnings per share and dividends declared information is therefore omitted.
(b) The ratio was 4.21 in 1990 and 4.95 in 1989. For purposes of computing the ratio, earnings represents income before income taxes and fixed charges, adjusted for allowance for funds used during construction. Fixed charges consist of interest on debt, other interest charges and amortization of debt discount, premium and expense.
(c) Does not include $.5 million of Preferred Stock due May 1, 1994 which is classified as a current liability.

                        THE COMPANY/RECENT DEVELOPMENTS

  Northern Illinois Gas, an Illinois corporation, is a public utility engaged principally in the purchase, storage, distribution, sale and transportation of natural gas to the public in northern Illinois, generally outside the City of Chicago. Northern Illinois Gas is subject to the jurisdiction of the Illinois Commerce Commission ("Ill.C.C.") which has authority to regulate substantially all phases of the public utility business in Illinois, including the issuance of long-term debt by the Company. The Company is a wholly owned subsidiary of NICOR Inc. ("NICOR"), a holding company exempt from regulation under the Public Utility Holding Company Act of 1935. The mailing address of Northern Illinois Gas' general office is P.O. Box 190, Aurora, Illinois 60507-0190. The telephone number is 708/983-8888.

  The Company's Form 10-K for the year ended December 31, 1993 discusses on page 8 the potential environmental cleanup of certain former gas manufacturing plant sites owned or formerly owned by the Company. In September 1992, the Ill.C.C. issued a generic order which states that Illinois utilities may pass through prudently incurred gas manufacturing plant cleanup costs to ratepayers over a five-year period, but denies the utilities' request to recover capital costs on the uncollected balances. In December 1993, the generic order was upheld by the Illinois Appellate Court. In January 1994, the Company began recovery of cleanup costs from its customers in accordance with an Ill.C.C-approved cost recovery plan. On February 2, 1994 another party sought leave to appeal from the Appellate Court's decision to the Illinois Supreme Court. On April 6, 1994, the Illinois Supreme Court granted that party's petition for leave to appeal. Although unable to determine the outcome of the appeal, based on the decisions of the Ill.C.C. and the Appellate Court, the Company still believes that any cleanup costs not recoverable from prior owners and other sources will continue to be recoverable by Northern Illinois Gas through its rates.

                                USE OF PROCEEDS

  The net proceeds from the sale of the New Bonds will be used for the refinancing, if desirable, of certain outstanding First Mortgage Bonds, for construction programs to the extent not provided by internally generated funds, and for general corporate purposes.

                              PLAN OF DISTRIBUTION

  Northern Illinois Gas may sell the New Bonds, in one or more series, for reoffering at fixed or varying prices to the public through underwriting syndicates led by one or more managing underwriters or through one or more of such firms acting alone. Firms which may act as managing underwriters with respect to the New Bonds include CS First Boston, Merrill Lynch & Co., Morgan Stanley & Co. Incorporated, PaineWebber Incorporated, Prudential Securities Incorporated and Salomon Brothers Inc. The specific managing underwriter or underwriters for each series will be set forth in the Prospectus Supplement relating to the specific series of New Bonds, together with the members of the underwriting syndicate, if any. If an underwriter is utilized in the sale, Northern Illinois Gas will execute an underwriting agreement providing that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will be obligated to purchase all the New Bonds of the series being sold if any are purchased.

  The New Bonds may also be sold directly by Northern Illinois Gas or through agents designated by Northern Illinois Gas from time to time. Any agent involved in the offer or sale of the New Bonds of any series will be named in the Prospectus Supplement relating thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent will act on a best efforts basis for the period of its appointment.

  In connection with the sale of any series of the New Bonds, underwriters or agents may receive compensation from Northern Illinois Gas in the form of discounts, concessions or commissions. Underwriters, agents or dealers that participate in the distribution of any series of the New Bonds may be deemed to be underwriters of such series, and any discounts or commissions received by them from Northern Illinois Gas and any profit on the resale of the New Bonds of such series by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the "Act"). The Prospectus Supplement will describe such discounts and commissions, all other underwriting compensation, and discounts and concessions to be allowed or paid to dealers. Underwriters or agents may be entitled under agreements entered into with Northern Illinois Gas to indemnification by Northern Illinois Gas against certain civil liabilities, including liabilities under the Act. Underwriters or agents may be customers of, engage in transactions with, or perform services for Northern Illinois Gas in the ordinary course of business.

  If a dealer is utilized in the sale of any series of the New Bonds, Northern Illinois Gas will sell the New Bonds of such series to the dealer as principal. The dealer may then resell the New Bonds of such series to the public at varying prices to be determined by such dealer at the time of resale. Other sales may be made, directly or through agents, to purchasers outside existing trading markets.

                              DESCRIPTION OF BONDS

  All references to the Company under "Description of Bonds" exclude its subsidiary. The properties of the Company's subsidiary, which are not material in the aggregate, are not subject to the lien of the Indenture and do not constitute bondable property under the Indenture.

  GENERAL. The New Bonds will be issued in one or more series under the Company's Indenture, dated as of January 1, 1954, to Continental Bank, National Association ("Continental"), Trustee (as supplemented by Supplemental Indentures heretofore executed), and Supplemental Indentures (each of which is hereafter referred to as the "New Supplemental Indenture"), creating the series in which the New Bonds are to be issued. These series will constitute the thirty-sixth and subsequent series of bonds issued under the Indenture. The earlier series of bonds issued under the Indenture that are currently outstanding are as follows:

                                                    AMOUNT         AMOUNT
                                                  AUTHORIZED     OUTSTANDING
            SERIES                                AND ISSUED  DECEMBER 31, 1993
            ------                                ----------- -----------------
   8.70% due July 15, 1995....................... $50,000,000   $ 50,000,000
   4 1/2% due March 15, 1996.....................  50,000,000     50,000,000
   5 1/2% due February 1, 1997...................  25,000,000     25,000,000
   5 7/8% due February 1, 1998...................  25,000,000     25,000,000
   6 1/4% due February 1, 1999...................  25,000,000     25,000,000
   5 7/8% due May 1, 2000........................  50,000,000     50,000,000
   9% due July 1, 2019...........................  50,000,000     50,000,000
   8 7/8% due August 15, 2021....................  50,000,000     50,000,000
   8 1/4% due July 15, 2022......................  75,000,000     75,000,000
   7 3/8% due July 1, 2023.......................  50,000,000     50,000,000
                                                                ------------
                                                                $450,000,000
                                                                ============

  Each series of the New Bonds will be dated the date of the applicable New Supplemental Indenture, will mature on such date or dates as are set forth in such New Supplemental Indenture, and will bear interest at the rate per annum specified in its title, payable semiannually in each year on the date which corresponds to the date of the New Supplemental Indenture and on the date which is six months thereafter, commencing with the date which is six months after the date of the New Supplemental Indenture. So long as there is no existing default in the payment of interest on the series of New Bonds, such interest shall be payable to the person in whose name each bond is registered on the record dates prescribed by the New Supplemental Indenture (whether or not a business day) next preceding the respective interest payment dates; provided, however, if and to the extent that the Company shall default in the payment of interest due on any such interest payment date, such defaulted interest shall be paid to the person in whose name each such bond is registered on the record date fixed in advance by the Company for the payment of such defaulted interest. Both principal and interest will be payable at the office or agency of the Company in The City of Chicago or, at the option of the registered owner, at the office or agency of the Company in The City of New York. Any installment of interest on the bonds may, at the Company's option, be paid by mailing checks for such interest payable to or upon the written order of the person entitled thereto to the address of such person as it appears on the registration books.

  The New Bonds will be delivered, in definitive form, as registered bonds in denominations of $1,000 each or of any authorized multiple thereof. No service charge will be made for any registration, transfer or exchange of bonds.

  Copies of the Indenture and of the above-mentioned previously executed Supplemental Indentures and a copy of the applicable New Supplemental Indenture, in substantially the form in which it is to be executed, except for certain terms to be set forth in the Prospectus Supplement which will be inserted after the sale of the series of New Bonds, are exhibits to the Registration Statement. Reference is made to such exhibits for a complete statement of the provisions of the Indenture and such Supplemental Indentures. The following statements are brief summaries of certain of such provisions. The terms "permitted liens," "prior liens," "prior lien bonds," "retired" as used with respect to bonds, "property additions," "property of the character of property additions," "mortgage date of acquisition" and "utilized under the Indenture" are hereinafter used with the meanings ascribed to such terms, respectively, by the Indenture.

  REDEMPTION AND SINKING FUND. Any redemption provisions will be set forth in the Prospectus Supplement. No sinking fund is to be provided for the New Bonds.

  SECURITY. The New Bonds will rank equally and ratably as obligations of the Company with all bonds, irrespective of series, at any time outstanding under the Indenture. The Indenture constitutes a direct first mortgage lien on substantially all gas property and franchises (other than expressly excepted property) now owned by the Company, subject only to permitted liens. All gas property and franchises (other than expressly excepted property) hereafter acquired by the Company will, upon recordation or registration by the Company in accordance with its agreements under the Indenture, become subject to the lien of the Indenture, subject only to permitted liens and liens, if any, existing or placed on such property at the time of acquisition thereof. The Indenture contains limitations upon the acquisition of property subject to a prior lien and the transfer of all or substantially all of the property of the Company to another corporation the property of which is subject to a prior lien. In general, such limitations are based upon ratios of (a) principal amount of prior lien bonds to fair value of property securing such bonds and
(b) net earnings of such property to interest charges on such bonds. The Company has agreed in the Indenture to maintain and protect the mortgaged property as an operating system.

  There are expressly excepted from the lien of the Indenture, whether now owned by the Company or hereafter acquired, certain real estate not used in the gas utility business, real estate held by the Company in the name of a nominee, cash and securities not specifically pledged under the Indenture, receivables, contracts (other than leases), materials, supplies, all gas in storage not included in the Company's utility plant accounts, merchandise, automobiles, trucks and other transportation equipment, office furniture and equipment, natural gas wells, natural gas leases and natural gas gathering lines.

  ISSUANCE OF ADDITIONAL BONDS. No bonds of any of the presently outstanding series may be issued in addition to the bonds of such series now outstanding, nor will any New Bonds be issuable in addition to the $275,000,000 principal amount of the New Bonds covered by this Prospectus. Subject to the provisions of the Indenture, additional bonds of any other series may be issued in principal amount equal to:

    (a) 66 2/3% of "net property additions" not previously utilized under the Indenture;

    (b) the amount of cash deposited with the Trustee as a basis for the issuance of such bonds; and

    (c) the amount of "bondable bond retirements" not previously utilized under the Indenture, such term being defined, in general, to include (1) the principal amount of bonds of any series retired otherwise than through a sinking fund, and (2) such percentage, if any, of the principal amount of bonds of any other series retired through a sinking fund as may be specified in the supplemental indenture creating such series (does not include the New Bonds or any previously issued series outstanding);

provided, however, that no such bonds in any event may be issued under (a) or
(b), or under (c) if the bonds to be issued bear a higher rate of interest than that borne by the bonds retired or being retired (except in case such bonds retired or being retired mature within two years), unless the "net earnings" of the Company for a 12 month period within the immediately preceding 15 month period shall have been equal to at least two and one-half times the annual interest on all bonds then outstanding under the Indenture, including the bonds then applied for but not including any bonds then being retired, and on all prior lien bonds then outstanding, not including any prior lien bonds then being retired.

  The term "net earnings" shall mean the earnings of the Company (including earnings or loss of any gas utility business acquired during the period for that part of the period prior to acquisition) computed by deducting from the revenues of the Company the operating expenses, depreciation and taxes of the Company except (a) charges for the amortization, write-down or write-off of acquisition adjustments or intangibles; (b) property losses charged to operations; (c) provisions for income and excess or other profits taxes imposed on income after the deduction of interest charges, or charges made in lieu of such taxes; (d) interest charges; and (e) amortization of debt and stock discount and expense or premium. Any net profit or net loss from merchandising and jobbing is to be deducted from operating expenses or added to operating expenses, as the case may be. Net non-operating income from property and securities not subject to the lien of the Indenture may be included in revenues but only to the extent of not more than 10% of the total of such net earnings. No profits or losses on disposition of property or securities or on the reacquisition of securities shall be included in net earnings.

  "Net property additions" means the amount of $9,000,000, plus the cost or fair value as of the mortgage date of acquisition thereof, whichever is less, of property additions (which may not include additions subject to a prior lien) after January 31, 1954, less all "current provisions for depreciation" made subsequent to that date, after deducting from such current provisions for depreciation the amount of the "renewal fund requirement," if any, for the year 1954 (last 11 months) and subsequent years. There was no renewal fund requirement for any of the years 1954 through 1993.

  "Current provisions for depreciation" for any period means the greater of:

    (a) the total of the amounts appropriated for depreciation during such period on all property of the character of property additions subject to the lien of the Indenture but not subject to a prior lien, increased or decreased, as the case may be, by net salvage for such period, such amounts not to include, however, provisions for depreciation charged to surplus, charges to income or surplus for the amortization, write-down or write-off of acquisition adjustments or intangibles, property losses charged to operations or surplus, or charges to income in lieu of income and excess or other profits taxes; or

    (b) an amount equal to one-twelfth of 2% for each calendar month of such period (or such lesser percentage as may, at intervals of not less than five years, be certified by an independent engineer as adequate) of the original cost, as of the beginning of such month, of all depreciable property of the character of property additions subject to the lien of the Indenture but not subject to a prior lien.

  As of December 31, 1993, net property additions, available as a basis for the issuance of additional bonds, amounted to approximately $280,000,000. As of December 31, 1993, the Company was also entitled to issue approximately $70,000,000 of bonds on the basis of available bondable bond retirements. The New Bonds will be issued first against substantially all then available bondable bond retirements and the balance against net property additions.

  Other than the security afforded by the lien of the Indenture and the restrictions thereunder as to issuance of additional first mortgage bonds described above, there are no provisions in the Indenture which afford holders of New Bonds protection in the event of a highly leveraged transaction involving the Company.

  RENEWAL FUND REQUIREMENT. Under the Indenture, the Company is required to pay to the Trustee in each year an amount of cash, as a renewal fund, equal to the excess, if any, of current provisions for depreciation for such year over the cost or fair value as of the mortgage date of acquisition thereof, whichever is less, of property additions for such year. Such amount, which will be the renewal fund requirement for such year, is subject to reduction by an amount equal to the amount, certified to the Trustee, of net property additions or bondable bond retirements, or both, not previously utilized under the Indenture. The Company has not been required to date to make any such renewal fund payment under the Indenture.

  RELEASE OF PROPERTY AND WITHDRAWAL OF CASH. The Company may sell or otherwise dispose of and secure the release of any part of the mortgaged property upon deposit with the Trustee of cash in an amount equal to the fair value of the property released, which in no event may be less than the consideration received. If, however, the property to be released is subject to a prior lien, such property may be released upon a showing that it has been released from such prior lien upon due compliance with the release provisions thereof. Cash to be deposited upon the release of mortgaged property may, subject to certain limitations, be reduced by an amount not in excess of (a) the principal amount of purchase money obligations secured by purchase money mortgage upon the property to be released, and (b) the principal amount of any prior lien bonds secured by a prior lien on the property to be released, the payment of which bonds has been assumed by the purchaser. Such cash may also be reduced by an amount equal to the amount of net property additions or bondable bond retirements, or both, not previously utilized under the Indenture.

  Cash deposited with the Trustee as a basis for the issuance of bonds may be withdrawn in an amount equal to 66 2/3% of the amount of net property additions not previously utilized under the Indenture, or in an amount equal to the amount of bondable bond retirements not previously utilized under the Indenture, or both. All other cash (except sinking fund cash) deposited with the Trustee to be held as part of the mortgaged property may be withdrawn in an amount equal to the amount of net property additions or bondable bond retirements, or both, not previously utilized under the Indenture.

  MODIFICATION OF INDENTURE. In general, modifications or alterations of the Indenture and indentures supplemental thereto and of the rights and obligations of the Company and of the bondholders, and waivers of compliance with the Indenture and indentures supplemental thereto, may with the approval of the Company be made at a meeting of bondholders upon the affirmative vote of holders of 66 2/3% in principal amount of the bonds entitled to vote at the meeting with respect to the matter involved, but no such modifications or alterations or waivers of compliance are permitted with respect to certain basic matters, such as terms of payment of principal, premium, if any, and interest on bonds (but not including sinking fund requirements) and, otherwise than as permitted by the Indenture, creation of liens ranking prior to or on a parity with the lien of the Indenture with respect to any of the mortgage property or the deprivation of any bondholder of his lien, or any reduction of the vote necessary to take such actions.

  DEFAULTS. The following are defined as "completed defaults": default in the payment of principal on any bonds issued under the Indenture, including the New Bonds, when due and payable at maturity or upon redemption or by declaration or as otherwise provided in the Indenture; default for 60 days in the payment of interest on any of such bonds; default for 30 days after written notice to the Company in the payment of principal or interest (after the expiration of any applicable grace period) on prior lien bonds; default for 90 days after written notice to the Company in the performance of any other covenant of the Indenture, including any covenant relating to sinking fund obligations; and in certain events of bankruptcy and insolvency. The Company furnishes annually to the Trustee a certificate in respect of compliance or noncompliance by the Company with the covenants of the Indenture.

  In case one or more completed defaults shall occur and be continuing, the Trustee or the holders of not less than 25% in principal amount of the bonds then outstanding may declare the principal of all such bonds, together with all accrued and unpaid interest thereon, if not already due, to be due and payable immediately. No bondholder has the right to institute any proceeding for the enforcement of the Indenture unless such holder shall have given the Trustee written notice of some existing default and continuance thereof and the holders of not less than 25% in principal amount of the bonds then outstanding shall have requested the Trustee in writing to take action and have given the Trustee a reasonable opportunity to take such action. The Trustee is entitled to be indemnified before taking action to enforce the lien at the request of such bondholders.

  If, at any time after the occurrence of a completed default and before the sale of the mortgage property shall have been made, all arrears of principal and interest, together with other amounts described in the Indenture, shall either be paid by the Company or be collected and paid out of the mortgage property and all other defaults, if any, which shall have occurred, shall be remedied or cured, to the reasonable satisfaction of the Trustee, then the Trustee, upon the written request of the holders of a majority in principal amount of the bonds then outstanding, shall waive any such default.

  CONCERNING THE TRUSTEE. The Company and certain of its affiliates borrow from, and utilize many of the banking services offered by, Continental in the normal course of business.

                                 LEGAL OPINIONS

  Certain legal matters in connection with the offering of the New Bonds will be passed upon for the Company by Mayer, Brown & Platt, 190 South LaSalle Street, Chicago, Illinois 60603, and by Wildman, Harrold, Allen & Dixon, 225 West Wacker Drive, Chicago, Illinois 60606 for any underwriter, dealer or agent named in the Prospectus Supplement.

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 NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFOR-
MATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PRO-SPECTUS SUPPLEMENT OR THE PROSPECTUS, IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH
OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AU-THORIZED BY THE COMPANY OR BY ANY OF THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROSPECTUS SUPPLE-MENT. THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

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                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                           PROSPECTUS SUPPLEMENT
Use of Proceeds............................................................ S-2
Description of New Bonds................................................... S-2
Underwriting............................................................... S-3
                                PROSPECTUS
Available Information......................................................   2
Incorporation by Reference.................................................   2
Experts....................................................................   2
Summary Information........................................................   3
The Company/Recent Developments............................................   4
Use of Proceeds............................................................   4
Plan of Distribution.......................................................   4
Description of Bonds.......................................................   5
Legal Opinions.............................................................   9

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                        [LOGO -- NORTHERN ILLINOIS GAS]


                                  $50,000,000

                              FIRST MORTGAGE BONDS
                                  7.26% SERIES
                              DUE OCTOBER 15, 2025

                                ---------------

                             PROSPECTUS SUPPLEMENT

                                ---------------

                                October 13, 1995

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